EXHIBIT 5.1



                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522

                                                             March 6, 2003



Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238


                        Re: Hexcel Corporation
                            Registration Statement on Form S-3


Ladies and Gentlemen:

                  We have acted as special counsel to Hexcel Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale of $340,000,000 aggregate principal amount of the Company's 9-3/4% Senior Subordinated Notes Due 2009 (the "Notes") on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act of 1933, as amended (the "Act"). The Notes have been previously registered with the Commission under registration statements on Form S-4 (File Nos. 333-66582 and 333-71601) in connection with exchanges of the Company's 9- 3/4% Senior Subordinated Notes Due 2009 for the Notes (collectively, the "Exchange Offers").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

                  (a) the Registration Statement;

                  (b) an executed copy of the Indenture, dated January 21, 1999, between the Company and The Bank of New York, as trustee (the "Trustee"), relating to the issuance of the Notes;

                  (c) the Restated Certificate of Incorporation of the Company;

                  (d) the Restated By-Laws of the Company, as amended to date;

                  (e) certain resolutions adopted by the Board of Directors of the Company and the Finance Committee of the Board of Directors relating to the issuance of the Notes, the Indenture and related matters;

                  (f) the Statement of Eligibility and Qualification, dated February 1, 1999, under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), on Form T-1, of the Trustee;

                  (g) the Statement of Eligibility and Qualification, dated July 11, 2001, under the Trust Indenture Act, on Form T-1, of the Trustee; and

                  (h) the form of the Notes.

                  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offers and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

                  Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes (in the form examined by us) were duly executed and authenticated in accordance with the terms of the Indenture and were delivered by the Company against payment therefor in accordance with the terms of the Exchange Offers, then the Notes constituted binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except we make no such assumption with respect to those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                            Very truly yours,


                               /s/ Skadden, Arps, Slate, Meagher & Flom LLP